Exhibit 99.1

Item 6.	Selected Financial Data

The following selected financial data as of December 31, 2010, 2009, and 2008 and for the years ended December 31, 2010, 2009, and for the period from September 18, 2008 (date of inception) through December 31, 2008 should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our 2010 Annual Report.” The selected financial data has been derived from our audited consolidated financial statements included elsewhere in this Report.

	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008
Balance Sheet Data:
Total investments in real estate, net	$45,797,000	$9,832,000	$—
Cash and cash equivalents	1,486,000	1,106,000	201,000
Acquired lease intangibles, net	8,125,000	2,617,000	—
Total assets	58,889,000	15,605,000	202,000
Notes payable	39,164,000	10,490,000	—
Due to affiliates	1,812,000	1,489,000	—
Total liabilities	44,733,000	12,317,000	—
Total equity	14,156,000	3,288,000	202,000

	For the year Ended December 31, 2010	For the year Ended December 31, 2009	For the period from September 18, 2008 (Date of inception) through December 31, 2008
Operating Data:
Total revenue	4,673,000	128,000	—
Operating and maintenance expenses	2,021,000	112,000	—
General and administrative	1,731,000	658,000	—
Depreciation and amortization	2,058,000	44,000	—
Acquisition expenses	1,353,000	408,000	—
Interest expense	2,009,000	119,000	—
Loss before other income (expense) and discontinued operations	(4,499,000)	(1,213,000)	—
Income from discontinued operations	103,000	11,000	—
Interest income	4,000	2,000	—
Net loss	(4,392,000)	(1,200,000)	—

	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008
Cash Flow Data:
Cash flows used in operating activities	(1,374,000)	(1,047,000)	(1,000)
Cash flows used in investing activities	(16,523,000)	(12,500,000)	—
Cash flows provided by financing activities	18,277,000	14,452,000	202,000
Per Share Data:
Net earnings (loss) per share – basic and diluted
Continuing operations	$(3.03)	$(17.29)	$—
Discontinued operations	$0.07	$0.15	$—
Weighted average shares outstanding — basic and diluted	1,483,179	71,478	22,222